Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports First Quarter 2024 Results
-- Raises Outlook for Full-Year 2024 FFO as Adjusted --

NEW YORK, NY, May 7, 2024 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended March 31, 2024 and updated its outlook for full-year 2024.
"We had an excellent start to 2024, exceeding our plan and delivering FFO as Adjusted of $0.33 per share in the first quarter primarily due to higher NOI growth,” said Jeff Olson, Chairman and CEO. “In addition, we acquired two shopping centers in New Jersey - Heritage Square and Ledgewood Commons - strengthening our presence in this core market and providing attractive growth and redevelopment opportunities. These acquisitions, totaling $117 million at an approximate capitalization rate of 8%, were financed through a combination of 6.1% mortgage debt, asset sales at a blended 5% cap rate and equity issued under our ATM program. Looking ahead, based on our better-than-expected results and our recent accretive acquisitions, we have increased our 2024 FFO as Adjusted guidance by $0.03 per share at the midpoint to $1.30 per share, and we expect 2025 FFO as Adjusted will be towards the high end of the range that we outlined at our April 2023 Investor Day."

Financial Results(1)(2)

(in thousands, except per share amounts)	1Q24	1Q23
Net income (loss) attributable to common shareholders	$2,603	$(19,118)
Net income (loss) per diluted share	0.02	(0.16)
Funds from Operations ("FFO")	39,050	38,602
FFO per diluted share	0.32	0.32
FFO as Adjusted	40,818	38,973
FFO as Adjusted per diluted share	0.33	0.32

Net income for the three months ended March 31, 2024 included a $1.9 million, or $0.02 per diluted share, gain on sale of real estate, primarily related to the disposition of a single tenant property in Hazlet, NJ. FFO and FFO as Adjusted for the three months ended March 31, 2024 benefited from rent commencements on new leases and growth from our capital recycling activities.

Same-Property Operating Results Compared to the Prior Year Period(3)

1Q24
Same-property Net Operating Income ("NOI") growth	2.2%
Same-property NOI growth, including properties in redevelopment	3.7%

Increases in same-property NOI metrics for the three months ended March 31, 2024 were primarily driven by rent commencements on new leases from our signed but not open pipeline.

Operating Results(1)
•Achieved same-property portfolio leased occupancy of 96.2%, an increase of 140 basis points compared to March 31, 2023 and 30 basis points compared to December 31, 2023.
•Reported consolidated portfolio leased occupancy, excluding Sunrise Mall and Kingswood Center, of 96.1%, an increase of 140 basis points compared to March 31, 2023 and 20 basis points compared to December 31, 2023.
•Increased retail shop leased occupancy to 88.4%, up 340 basis points compared to March 31, 2023 and 70 basis points compared to December 31, 2023.
•Executed 44 new leases, renewals and options totaling 805,000 sf during the quarter. New leases totaled 70,000 sf, of which 63,000 sf was on a same-space basis and generated an average cash spread of 22.6%. New leases, renewals and options totaled 570,000 sf on a same-space basis including renewals with Walmart at Woodbridge Commons for 136,000 sf and Home Depot at Totowa Commons for 102,000 sf, and generated an average cash spread of 10.3%.

Financing Activity
On January 2, 2024, the Company paid off three variable rate mortgage loans aggregating $75.7 million that were due to mature in the fourth quarter of 2024 at interest rates of 7.34%, on the date of repayment. The mortgages were secured by the following properties: Hudson Commons, Greenbrook Commons, and Gun Hill Commons.
On March 28, 2024, the Company refinanced the mortgage secured by its property, Yonkers Gateway Center, with a new 5-year, $50 million loan with a fixed interest rate of 6.30%. The proceeds from the refinancing were used to pay off the previous mortgage on the property, which had an outstanding balance of $22.7 million.
As of March 31, 2024, the Company has limited debt maturities coming due through December 31, 2026, aggregating $189.3 million, which represents approximately 11% of outstanding debt.
During the three months ended March 31, 2024, the Company issued 1,082,945 common shares at a weighted average price of $17.31 per share under its ATM Program, generating net cash proceeds of $18.5 million, used to partially fund the acquisition of Ledgewood Commons.

Acquisition and Disposition Activity
Since October 2023, the Company has acquired four properties for a total of $426 million, at a weighted average capitalization rate of 7.2%, while disposing of non-core and industrial assets of $356 million at a weighted average capitalization rate of 5.2%. The Company continues to prioritize these efforts, focusing on additional accretive transactions.
On February 8, 2024, the Company acquired Heritage Square, an unencumbered 87,000 sf shopping center located in Watchung, NJ, for a purchase price of $34 million. The property is anchored by Ulta, HomeSense and Sierra Trading, and includes three outparcels with a fourth currently under construction. The initial capitalization rate on this transaction was 7.8% and was funded using cash on hand.
On March 14, 2024, the Company closed on the sale of its 95,000 sf property located in Hazlet, NJ for a price of $8.7 million, representing a 3.7% capitalization rate.
On April 5, 2024, the Company closed on the $83 million acquisition of Ledgewood Commons, a 448,000 sf grocery anchored shopping center located in Roxbury Township, NJ. The shopping center has a strong and diverse tenant mix including national brands Walmart Supercenter, Marshalls, Burlington, Ulta, Starbucks, and Chipotle. The initial capitalization rate on the transaction was 7.9%. Future growth is expected to be achieved from two pre-approved but undeveloped outparcels totaling 20,000 sf and lease up of small shop vacancies. On May 3, 2024, a new 5-year, $50 million mortgage loan secured by the property was obtained bearing interest at a fixed rate of 6.03%. We expect the first-year cash yield on this investment to exceed 10%.
On April 26, 2024, the Company closed on the sale of its 127,000 sf industrial property located in Lodi, NJ for a price of $29.2 million, reflecting a 5.4% capitalization rate. This transaction was structured as part of a Section 1031 exchange with the acquisition of Heritage Square, allowing for the deferral of capital gains resulting from the sale for income tax purposes.

Leasing, Development and Redevelopment
The Company has $166.4 million of active redevelopment projects underway, with estimated remaining costs to complete of $99.7 million. The active redevelopment projects are expected to generate an approximate 15% unleveraged yield. During the quarter, we stabilized one project aggregating $1.7 million with the rent commencement of Wren Kitchens at Yonkers Gateway Center in January 2024.

During the quarter, the Company executed 70,000 sf of new leases, including leases with a national discount department store at Amherst Commons, Dollar Tree at West Branch Commons, Mattress Warehouse at Plaza at Woodbridge, and Foot Locker at Shops at Caguas.
As of March 31, 2024, the Company has signed leases that have not yet rent commenced that are expected to generate an additional $27.4 million of future annual gross rent, representing approximately 10% of current annualized NOI. Approximately $4.2 million of this amount is expected to be recognized in the remainder of 2024.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of March 31, 2024 include:
•Total liquidity of approximately $712 million, consisting of $95 million of cash on hand and $617 million available under the Company's $800 million revolving credit agreement, including undrawn letters of credit.
•Mortgages payable of $1.5 billion, with a weighted average term to maturity of five years, all of which is fixed rate or hedged.
•$153 million drawn on our $800 million revolving credit agreement that matures on February 9, 2028, including two six-month extensions.
•Total market capitalization of approximately $3.9 billion, comprised of 125.4 million fully-diluted common shares valued at $2.2 billion and $1.7 billion of debt.
•Net debt to total market capitalization of 41%.

2024 Outlook
The Company has updated its 2024 full-year outlook, estimating net income of $0.12 to $0.17 per diluted share, FFO of $1.22 to $1.27 per diluted share, and FFO as Adjusted of $1.27 to $1.32 per diluted share. A reconciliation of the range of estimated earnings, FFO and FFO as Adjusted, as well as the assumptions used in our guidance can be found on page 4 of this release.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on May 7, 2024 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13744877. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting May 7, 2024 at 11:30am ET through May 21, 2024 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13744877.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 11 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended March 31, 2024.
(3) Refer to page 12 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended March 31, 2024.
(4) Net debt as of March 31, 2024 is calculated as total consolidated debt of $1.7 billion less total cash and cash equivalents, including restricted cash, of $95 million.

2024 Earnings Guidance
The Company has increased its 2024 full-year guidance ranges, estimating net income of $0.12 to $0.17 per diluted share, FFO of $1.22 to $1.27 per diluted share, and FFO as Adjusted of $1.27 to $1.32 per diluted share. Below is a summary of the Company's 2024 outlook, assumptions used in our forecasting, and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.

	Previous Guidance	Revised Guidance
Net income per diluted share	$0.12 - $0.17	$0.12 - $0.17
Net income attributable to common shareholders per diluted share	$0.11 - $0.16	$0.11 - $0.16
FFO per diluted share	$1.20 - $1.25	$1.22 - $1.27
FFO as Adjusted per diluted share	$1.24 - $1.29	$1.27 - $1.32

The Company's 2024 full year FFO outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of 4.0% to 6.0%, an increase from our previous assumption of 3.0% to 5.0%.
•Acquisitions of $117 million and dispositions of $37 million, both reflecting activity completed year-to-date.
•Recurring G&A expenses ranging from $35.5 million to $37.5 million, remaining unchanged from our previous assumption.
•Interest and debt expense ranging from $86 million to $88.5 million, an increase from our previous assumption of $83 million to $85 million.
•Excludes items that impact FFO comparability, including gains and/or losses on extinguishment of debt, transaction, severance, litigation, or any one-time items outside of the ordinary course of business.

	Guidance 2024E		Per Diluted Share(1)
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$14,700	$20,700	$0.12	$0.17
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,400)	(1,400)	(0.01)	(0.01)
Consolidated subsidiaries	700	700	0.01	0.01
Net income attributable to common shareholders	14,000	20,000	0.11	0.16
Adjustments:
Rental property depreciation and amortization	137,300	137,300	1.11	1.11
Gain on sale of real estate	(1,900)	(1,900)	(0.02)	(0.02)
Limited partnership interests in operating partnership	1,400	1,400	0.01	0.01
FFO Applicable to diluted common shareholders	150,800	156,800	1.22	1.27
Adjustments to FFO:
Impact of property in foreclosure	4,700	4,700	0.04	0.04
Write-off of receivables arising from the straight-lining of rents	600	600	—	—
Transaction, severance, litigation and other expenses	400	400	—	—
Loss on extinguishment of debt	300	300	—	—
FFO as Adjusted applicable to diluted common shareholders	$156,800	$162,800	$1.27	$1.32

The following table is a reconciliation bridging our 2023 FFO per diluted share to the Company's estimated 2024 FFO per diluted share:

	Per Diluted Share(1)
	Low	High
2023 FFO applicable to diluted common shareholders	$1.51	$1.51
2023 Items impacting FFO comparability(2)	(0.26)	(0.26)
2024 Items impacting FFO comparability(2)	(0.01)	(0.01)
2024 impact of property in foreclosure	(0.04)	(0.04)
Same-property NOI growth, including redevelopment	0.07	0.10
Acquisitions net of dispositions NOI growth	0.08	0.08
Interest and debt expense(3)	(0.10)	(0.08)
Recurring general and administrative	(0.01)	—
Straight-line rent and non-cash items	(0.01)	(0.01)
Lease termination and other income	(0.01)	(0.01)
2024 FFO applicable to diluted common shareholders	$1.22	$1.27
(1) Amounts may not foot due to rounding.
(2) Includes adjustments to FFO for fiscal year 2023 and expected adjustments for fiscal year 2024 which impact comparability. See "Reconciliation of net income to FFO and FFO as Adjusted" on page 11 for more information.
(3) Excludes the impact of Kingswood Center, a property in the process of foreclosure.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission ("SEC"). The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that our actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2024 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 8 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the SEC for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, impairments on depreciable real estate or land, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 66 properties for the three months ended March 31, 2024 and 2023. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition, disposition, or foreclosure of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release. We also present this metric excluding the collection of amounts previously deemed uncollectible.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of March 31, 2024, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 66 properties for the three months ended March 31, 2024 and 2023. Occupancy metrics presented for the Company's same-property portfolio exclude properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold, and properties that are in the foreclosure process during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local, regional and national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.4 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) macroeconomic conditions, including geopolitical conditions and instability, which may lead to rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (ii) the economic, political and social impact of, and uncertainty relating to, epidemics and pandemics; (iii) the loss or bankruptcy of major tenants; (iv) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (v) the impact of e-commerce on our tenants’ business; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors; (ix) the Company’s ability to pay down, refinance, hedge, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2023.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this Press Release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2024	2023
ASSETS
Real estate, at cost:
Land	$645,435	$635,905
Buildings and improvements	2,692,470	2,678,076
Construction in progress	254,525	262,275
Furniture, fixtures and equipment	10,200	9,923
Total	3,602,630	3,586,179
Accumulated depreciation and amortization	(837,790)	(819,243)
Real estate, net	2,764,840	2,766,936
Operating lease right-of-use assets	50,711	56,988
Cash and cash equivalents	67,303	101,123
Restricted cash	27,748	73,125
Tenant and other receivables	16,373	14,712
Receivable arising from the straight-lining of rents	60,062	60,775
Identified intangible assets, net of accumulated amortization of $55,976 and $51,399, respectively	110,486	113,897
Deferred leasing costs, net of accumulated amortization of $21,074 and $21,428, respectively	27,333	27,698
Prepaid expenses and other assets	89,209	64,555
Total assets	$3,214,065	$3,279,809

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,525,345	$1,578,110
Unsecured credit facility	153,000	153,000
Operating lease liabilities	47,639	53,863
Accounts payable, accrued expenses and other liabilities	97,385	102,997
Identified intangible liabilities, net of accumulated amortization of $46,397 and $46,610, respectively	168,313	170,411
Total liabilities	1,991,682	2,058,381
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 118,815,093 and 117,652,656 shares issued and outstanding, respectively	1,186	1,175
Additional paid-in capital	1,022,710	1,011,942
Accumulated other comprehensive income	739	460
Accumulated earnings	119,513	137,113
Noncontrolling interests:
Operating partnership	63,128	55,355
Consolidated subsidiaries	15,107	15,383
Total equity	1,222,383	1,221,428
Total liabilities and equity	$3,214,065	$3,279,809

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
REVENUE
Rental revenue	$109,547	$99,354
Other income	79	87
Total revenue	109,626	99,441
EXPENSES
Depreciation and amortization	38,574	25,084
Real estate taxes	17,003	15,677
Property operating	20,506	17,426
General and administrative	9,046	9,058
Real estate impairment loss	—	34,055
Lease expense	3,128	3,155
Total expenses	88,257	104,455
Gain on sale of real estate	1,902	356
Interest income	688	511
Interest and debt expense	(20,577)	(15,293)
Loss on extinguishment of debt	(272)	—
Income (loss) before income taxes	3,110	(19,440)
Income tax expense	(665)	(706)
Net income (loss)	2,445	(20,146)
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(118)	788
Consolidated subsidiaries	276	240
Net income (loss) attributable to common shareholders	$2,603	$(19,118)

Earnings (loss) per common share - Basic:	$0.02	$(0.16)
Earnings (loss) per common share - Diluted:	$0.02	$(0.16)
Weighted average shares outstanding - Basic	118,072	117,450
Weighted average shares outstanding - Diluted	122,814	117,450

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three months ended March 31, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of FFO and FFO as Adjusted.

	Three Months Ended March 31,
(in thousands, except per share amounts)	2024	2023
Net income (loss)	$2,445	$(20,146)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	276	240
Operating partnership	(118)	788
Net income (loss) attributable to common shareholders	2,603	(19,118)
Adjustments:
Rental property depreciation and amortization	38,231	24,809
Limited partnership interests in operating partnership	118	(788)
Gain on sale of real estate	(1,902)	(356)
Real estate impairment loss(2)	—	34,055
FFO Applicable to diluted common shareholders	39,050	38,602
FFO per diluted common share(1)	0.32	0.32
Adjustments to FFO:
Impact of property in foreclosure(3)	821	—
Non-cash adjustments(4)	576	(36)
Loss on extinguishment of debt(5)	272	—
Transaction, severance and litigation expenses	109	407
Tenant bankruptcy settlement income	(10)	—
FFO as Adjusted applicable to diluted common shareholders	$40,818	$38,973
FFO as Adjusted per diluted common share(1)	$0.33	$0.32

Weighted Average diluted common shares(1)	122,814	122,447
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three months ended March 31, 2023, are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) During the three months ended March 31, 2023, the Company recognized an impairment charge reducing the carrying value of Kingswood Center, an office and retail property located in Brooklyn, NY.
(3) In April 2023, the Company notified the lender of its mortgage secured by Kingswood Center that the cash flows generated by the property are insufficient to cover the debt service and that the Company is unwilling to fund future shortfalls. As such, the Company defaulted on the loan and adjusted for the default interest incurred for the second quarter of 2023. The Company determined it is appropriate to exclude the operating results of Kingswood Center from FFO as Adjusted as the property is in the foreclosure process.
(4) Includes the acceleration and write-off of lease intangibles related to tenant terminations, and write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting.
(5) The loss on extinguishment of debt relates to the prepayment of three variable rate mortgage loans that were due to mature in the fourth quarter of 2024 and had interest rates of 7.34% on the pay off date.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three months ended March 31, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of NOI and same-property NOI.

	Three Months Ended March 31,
(in thousands)	2024	2023
Net income (loss)	$2,445	$(20,146)
Depreciation and amortization	38,574	25,084
Interest and debt expense	20,577	15,293
General and administrative expense	9,046	9,058
Loss on extinguishment of debt	272	—
Other expense	225	226
Income tax expense	665	706
Gain on sale of real estate	(1,902)	(356)
Real estate impairment loss	—	34,055
Interest income	(688)	(511)
Non-cash revenue and expenses	(2,522)	(2,263)
NOI	66,692	61,146
Adjustments:
Sunrise Mall net operating loss	522	1,014
Tenant bankruptcy settlement income and lease termination income	(47)	(8)
Non-same property NOI and other(1)	(12,494)	(8,654)
Same-property NOI	$54,673	$53,498
NOI related to properties being redeveloped	5,813	4,803
Same-property NOI including properties in redevelopment	$60,486	$58,301
(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired, disposed, or that are in the foreclosure process during the periods being compared.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three months ended March 31, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended March 31,
(in thousands)	2024	2023
Net income (loss)	$2,445	$(20,146)
Depreciation and amortization	38,574	25,084
Interest and debt expense	20,577	15,293
Income tax expense	665	706
Gain on sale of real estate	(1,902)	(356)
Real estate impairment loss	—	34,055
EBITDAre	60,359	54,636
Adjustments for Adjusted EBITDAre:
Non-cash adjustments(2)	698	(36)
Transaction, severance and litigation expenses	109	407
Loss on extinguishment of debt	272	—
Tenant bankruptcy settlement income	(10)	—
Impact of property in foreclosure(1)	(625)	—
Adjusted EBITDAre	$60,803	$55,007
(1) Adjustment reflects the operating income for Kingswood Center, excluding $1.4 million of interest and debt expense and $0.4 million of depreciation and amortization expense that is already adjusted for the purposes of calculating EBITDAre. See footnote 3 on page 11 for additional information.
(2) Includes the acceleration and write-off of lease intangibles related to tenant terminations, and write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting. The adjustment to EBITDAre in calculating Adjusted EBITDAre is inclusive of the portion attributable to the noncontrolling interest in Sunrise Mall.